Exhibit (m)(iii) under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K




                                    EXHIBIT D
                                     to the
                                Distribution Plan

                           Federated Insurance Series
                       Federated Strategic Income Fund II


              This Distribution Plan is adopted by between Federated Insurance Series with respect to the Class of Shares of the Federated Strategic Income Fund II set forth above.

              In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .25% of the average aggregate net asset value of Federated Strategic Income Fund II held during the month.

              Witness the due execution hereof this 1st day of June, 1999.



                           Federated Insurance Series


                          By:  /s/ J. Christopher Donahue
                          Name: J. Christopher Donahue
                          Title:  President